EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
HealthMarkets, Inc.:
We consent to the use of our report dated March 18, 2009, with respect to the consolidated balance sheets of HealthMarkets, Inc. and subsidiaries as of December 31, 2008 and 2007 and the related consolidated statements of income (loss), consolidated statements of stockholders’ equity and comprehensive income (loss), and consolidated statements of cash flows for each of the years in the three-year period ended December 31, 2008, and all related financial statement schedules, incorporated herein by reference in the registration statement. Our report refers to the adoption of Securities and Exchange Commission Staff Accounting Bulletin No. 108 (SAB 108), Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements, and the adoption of the provisions of Statement of Financial Accounting Standards No. 123R (revised 2004), Share-Based Payment, both of which were effective January 1, 2006. The Company used the one time special transition provisions of SAB 108 and recorded an adjustment to retained earnings effective January 1, 2006 for correction of prior period errors in recording deferred acquisition costs.

/s/ KPMG LLP
KPMG LLP

Dallas, Texas December 15, 2009